ARTICLES OF CORRECTION

                                       for

                          Red Mountain Resources, Inc.

                          Document Number: P0000006385


Pursuant to the provisions of Section 607.0124 or 617.0124, Florida Statutes, this corporation files these Articles of correction within 30 days of the file date of the document being corrected.

These articles of correction correct Articles of Amendment filed with the Department of State on March 1, 2011.

Specify the inaccuracy, incorrect statement, or defect: The effective date was inadvertently left off the filing.

Correct the inaccuracy, incorrect statement, or defect: The effective date is March 22, 2011.

/s/ Kenneth Koock
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(signature of a director)

Kenneth Koock                                    Director and CEO
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Typed name of person signing                     Title of person signing